Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
MOTOROLA, INC.

Motorola, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.                                      The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph in Article 4 thereof and inserting the following in lieu thereof:

The number of shares which the corporation shall have authority to issue, itemized by classes, par value of shares, and series, if any within a class, is:

Class	Series	Number of Shares	Par Value Per Share
Preferred	To be issued in series	500,000	$100
Common	None	600,000,000	$0.01

Effective as of 6:00 a.m., Eastern time, on January 4, 2011 (the “Effective Time”), each seven (7) shares of the corporation’s Common Stock, par value $0.01 per share, issued and outstanding or held by the corporation as treasury stock shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock, par value $0.01 per share, of the corporation. No fractional shares shall be issued and, in lieu thereof, the corporation’s transfer agent shall aggregate all fractional shares and sell them as soon as practicable after the Effective Time at the then prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share.  After the transfer agent’s completion of such sale, stockholders shall receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale.

2.                                      The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and shall become effective as of 6:00 a.m., Eastern time, on January 4, 2011.

[Signature Page Follows]

IN WITNESS WHEREOF, Motorola, Inc. has caused this Certificate of Amendment to be executed by a duly authorized officer on this 3rd day of January, 2011.

Motorola, Inc.

By:	/s/ Edward J. Fitzpatrick
Name:	Edward J. Fitzpatrick
Title:	Senior Vice President and Chief Financial Officer